Exhibit 4.2

[LOGO]   FIRST REPUBLIC BANK
         It's a privilege to serve you(R)
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                                 PROMISSORY NOTE

            (LINE OF CREDIT - PRIME RATE ADJUSTABLE - INTEREST ONLY)

$3,000,000.00                                                     MARCH 31, 2003

      1. PROMISE TO PAY. In installments and at the times stated in this Note, for value received, COSI, INC., A DELAWARE CORPORATION ("Borrower"), promises to pay to FIRST REPUBLIC BANK ("Lender"), or order, at 101 PINE STREET, SAN FRANCISCO, CALIFORNIA 94111, ATTENTION: COMMERCIAL LOAN OPERATIONS, or at such other place as the Lender may from time to time designate in writing, the principal sum of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), or so much thereof as may be disbursed by the Lender, with interest from the date of initial disbursement of all or any part of the principal of this Note (the "Disbursement Date") on unpaid principal at the interest rate or interest rates provided for in this Note.

      2. INTEREST RATE; PAYMENT OF PRINCIPAL AND INTEREST.

            2.1 CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following definitions:

                  (a) "Note Rate" means the per annum interest rate on the principal sum of this Note which is outstanding from time to time.

                  (b) "Index" means the rate of interest publicly announced from time to time by Bank of America or any successor thereto, as its prime rate or reference rate. If such financial institution publicly announces more than one prime rate or reference rate, then the term "Index" shall mean the higher or highest of such rates.

                  (a) "Interest Payment Date" means APRIL 15, 2003 and the same date of each month thereafter to and including the same date of the month immediately preceding the month in which the Maturity Date occurs.

            2.2 INTEREST. From the Disbursement Date to the Maturity Date of this Note, the Note Rate shall be equal to the Index plus THREE-QUARTERS (0.75) percentage point(s) per annum, subject to Section 4 below. The Note Rate shall be adjusted concurrently with, and such adjustments shall be effective on the same date as, adjustments announced in the Index.

            2.3 PAYMENTS. Principal and interest shall be due and payable as follows:

                  (a) INTEREST PAYMENTS. Interest only shall be payable in arrears commencing on the first (1st) Interest Payment Date after the Disbursement Date and continuing on each Interest Payment Date thereafter until the Maturity Date.

                  (b) PAYMENT ON MATURITY DATE. The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable on MAY 15, 2004 (the "Maturity Date"). BORROWER ACKNOWLEDGES AND AGREES THAT (1) THE LOAN EVIDENCED BY THIS NOTE IS NOT AN AMORTIZING LOAN; AND
(2) THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE SHALL BE DUE AND PAYABLE ON THE MATURITY DATE OF THIS NOTE.

            3. LOAN AGREEMENT; INTEREST COMPUTATION. This Note arises out of a Loan Agreement dated the same date as this Note (the "Loan Agreement") executed by Borrower. All terms with an initial capital letter that are used but not specifically defined in this Note shall have respective meanings given to such terms in the Loan Agreement. All payments under this Note shall be made in immediately available funds and shall be credited first to accrued interest then due, thereafter to unpaid principal, and then to other charges, fees, costs, and expenses payable by Borrower under this Note or in connection with the loan evidenced by this Note (the "Loan") in such order and amounts as the Lender may determine in its sole and absolute discretion. If any payment of interest is not made when due, at the option of the Lender of this Note, such interest payment shall bear interest at the same rate as principal from and after the due date of the interest payment. Principal and interest shall be payable only in lawful money of the United States of America. The receipt of any check or other item of payment (a "payment item") by the Lender, at its option, shall not be considered a payment until such payment item is honored when presented for payment at the drawee bank or institution, and the Lender, at its option, may delay the credit of such payment until such payment item is so honored. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS NOTE, INTEREST AT THE RATES PROVIDED FOR IN THIS NOTE SHALL BE COMPUTED ON THE BASIS OF A THREE HUNDRED SIXTY


REV. DATE 6/00                     Page 1 of 3
LINE OF CREDIT (PRIME RATE ADJ/INTEREST ONLY)
LOAN NO.: 850643866/AFS
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(360) DAY YEAR FOR THE ACTUAL NUMBER OF DAYS DURING WHICH THE PRINCIPAL BALANCE
OF THIS NOTE IS OUTSTANDING. BORROWER ACKNOWLEDGES AND AGREES THAT THE CALCULATION OF INTEREST ON THE BASIS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY RESULT IN THE ACCRUAL AND PAYMENT OF INTEREST IN AMOUNTS GREATER THAN THOSE WHICH WOULD BE PAYABLE IF INTEREST WERE CALCULATED ON THE BASIS OF A THREE HUNDRED SIXTY-FIVE (365) DAY YEAR.

      4. AFTER MATURITY/DEFAULT RATE OF INTEREST. From and after either (a) the occurrence of an Event of Default (whether or not the Lender has elected to accelerate unpaid principal and interest under this Note as a result of such Event of Default); or (b) the maturity of this Note (whether the stated maturity date of this Note or the maturity date resulting from the Lender's acceleration of unpaid principal and interest), then in either of such circumstances, interest on the unpaid principal balance of this Note shall accrue at a rate equal to eight percent (8%) per annum above the otherwise applicable Note Rate.

      5. LATE CHARGE. If any installment of interest under this Note is not paid within ten (10) days after the date on which it is due, Borrower shall immediately pay a late charge equal to ten percent (10%) of such installment to the Lender to compensate the Lender for administrative costs and expenses incurred in connection with such late payment. Borrower agrees that the actual damages suffered by the Lender because of any late installment payment are extremely difficult and impracticable to ascertain, and the late charge described in this Section represents a reasonable attempt to fix such damages under the circumstances existing at the time this Note is executed. The Lender's acceptance of any late charge shall not constitute a waiver of any of the terms of this Note and shall not affect the Lender's right to enforce any of its rights and remedies against any Person liable for payment of this Note.

      6. WAIVERS. Borrower and all sureties, guarantors, endorsers and other Persons liable for payment of this Note (a) waive presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of this Note; (b) waive the right to assert any statute of limitations as a defense to the enforcement of this Note to the fullest extent permitted by law; (c) consent to all extensions and renewals of the time of payment of this Note and to all modifications of this Note by the Lender and Borrower without notice to and without in any way affecting the liability of any Person for payment of this Note; and (d) consent to any forbearance by the Lender and to the release, addition, and substitution of any Person liable for payment of this Note and of any or all of the security for this Note without notice to and without in any way affecting the liability of any Person for payment of this Note.

      7. DEFAULT. The Loan Agreement provides, among other things, for the acceleration of the unpaid principal balance and accrued interest under this Note upon the occurrence of certain events. The Lender, at its option and without notice to or demand on Borrower or any other Person, may terminate any or all obligations which it may have to extend further credit to Borrower and may declare the entire unpaid principal balance of this Note and all accrued interest thereon to be immediately due and payable upon the occurrence of any Event of Default.

      8. APPLICATION OF PAYMENTS. Upon the occurrence of any Event of Default, the Lender, at its option, shall have the right to apply all payments made under this Note to principal, interest, and other charges, fees, costs and expenses payable by Borrower under this Note or in connection with the Loan in such order and amounts as the Lender may determine in its sole and absolute discretion.

      9. MODIFICATIONS; CUMULATIVE REMEDIES; LOSS OF NOTE; TIME OF ESSENCE. No modification or waiver by the Lender of any of the terms of this Note shall be valid or binding on the Lender unless such modification or waiver is in writing and signed by the Lender. The Lender's rights and remedies under this Note are cumulative with and in addition to all other legal and equitable rights and remedies which the Lender may have in connection with the Loan. The headings to sections of this Note are for convenient reference only and shall not be used in interpreting this Note. If this Note is lost, stolen, or destroyed, upon Borrower's receipt of a reasonably satisfactory indemnification agreement executed by the Lender, or if this Note is mutilated, upon the Lender's surrender of the mutilated Note to Borrower, Borrower shall execute and deliver to the Lender a new promissory note which is identical in form and content to this Note to replace the lost, stolen, destroyed or mutilated Note. Time is of the essence in the performance of each provision of this Note by Borrower.

      10. ATTORNEYS' FEES. If Borrower defaults under any of the terms of this Note, Borrower shall pay all costs and expenses, including without limitation reasonable attorneys' fees and costs, incurred by the Lender in enforcing this
Note immediately upon the Lender's demand, whether or not any action or proceeding is commenced by the Lender.

      11. APPLICABLE LAW; PREPAYMENT; SUCCESSORS. This Note shall be governed by and interpreted in accordance with the laws of the State of California. Borrower shall have the right to prepay all or part of the outstanding principal balance of this Note at any time without payment to the Lender of a prepayment fee or charge. This Note shall be the joint and several obligation of all Persons executing this Note as Borrower and all sureties, guarantors, and endorsers of this Note, and this Note shall be binding upon each of such Persons and their respective successors and assigns. This Note shall inure to the benefit of the Lender and its successors and assigns.


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      12. INDEX. If the Index ceases to be made available, the Lender shall select an alternate index as a substitute for the Index (the "Substituted Index") which, in the Lender's good faith judgment, is comparable to the Index and which is not likely to result in the Note Rate being substantially different than if such prior Index had continued to be made available. In such event, the Lender shall adjust the percentage point spread set forth in Section (a) above (the "Spread") based on the value of the Substituted Index as of the last preceding date on which the interest rate was adjusted or, if no such adjustment has yet occurred, as of the date of this Note, such that the sum of the Substituted Index and the adjusted Spread equals the sum of the prior Index plus the prior Spread. Borrower acknowledges and agrees that (a) the Index represents an index which is quoted, published or announced from time to time by the financial institution identified in Section 2.1(b) above as an index for variable interest rates; (b) the Index does not represent the lowest interest rate charged by the Lender; and (c) loans may be made by the Lender at, above, or below the Index. This Note is secured by one or more security or pledge agreements dated the same date as this Note executed in favor of the Lender, as secured party.

BORROWER:


COSI, INC.,
A DELAWARE CORPORATION


BY: /s/  KENNETH S. BETUKER
   -------------------------
    KENNETH S. BETUKER
    CHIEF FINANCIAL OFFICER


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